Exhibit 99.1

Pharmion Reports Third Quarter 2005 EPS of $0.27, Nine Month EPS of $0.57

Q3 Sales of $56.8 Million, Nine Month Sales of $164.8 Million

          BOULDER, Colo., Oct. 25 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its third quarter ended September 30, 2005.  Net income totaled $8.8 million for the third quarter of 2005, or $0.27 per share, compared to a net loss of $(0.4) million, or $(0.01) per share for the third quarter of 2004.  For the nine months ended September 30, 2005, net income totaled $18.7 million, or $0.57 per share, compared to a net loss of $(20.1) million or $(0.75) per share for the nine months ended September 30, 2004.

          Pharmion reported net sales of $56.8 million, compared to $42.6 million in the year-ago quarter.  Sales of Vidaza(R) (azacitidine for injectable suspension), totaled $33.0 million in the third quarter, compared to $20.4 million in the year-ago quarter.  Third quarter named patient and compassionate use sales of thalidomide totaled $19.3 million, compared to $17.8 million in the year-ago quarter.

          For the nine months ended September 30, 2005, net sales totaled $164.8 million, compared to net sales of $78.7 million for the nine months ended September 30, 2004.  Sales of Vidaza totaled $92.0 million in the first nine months of 2005, compared to $20.4 million in the same period of 2004.  Named patient and compassionate use sales of thalidomide totaled $61.0 million in the first nine months of 2005, compared to $45.7 million in the same period of 2004.

          “We delivered strong earnings in the third quarter and furthered the development of our key products,” said Patrick J. Mahaffy, Pharmion’s president and chief executive officer.  “We are beginning to see the leverage in our organization and will continue to invest in Vidaza and thalidomide to support the long-term sales growth that will drive that leverage, as well as seek to license or acquire complementary products.”

          Third Quarter Financial Detail
          Operating expenses, excluding cost of sales, totaled $31.7 million in the third quarter of 2005, compared to $26.7 million in the year-ago quarter.  Clinical, development and regulatory costs totaled $9.8 million in the third quarter and $7.4 million in the year-ago quarter.  Selling, general and administrative costs totaled $19.5 million in the third quarter, and $18.6 million in the year-ago quarter.  For the nine months ended September 30, 2005, operating expenses, excluding cost of sales, totaled $98.8 million, compared to $66.1 million for the nine months ended September 30, 2004.

          As of September 30, 2005, Pharmion had $236.2 million in cash, cash equivalents and short-term investments.

          Regulatory and Development Update
          Pharmion is currently sponsoring a study of 354 high-risk myelodysplastic syndromes (MDS) patients comparing Vidaza to best supportive care (BSC) with or without low-dose chemotherapy, with overall survival as the primary endpoint of the study.  Secondary endpoints in the trial include time to relapse after a partial or complete response, time to acute myeloid leukemia (AML) progression as well as hematologic response and improvement.  This is the largest study ever conducted in MDS, and if successful, would be the first prospectively designed trial to demonstrate a survival advantage in patients with high-risk MDS.  Based on current enrollment trends, the Company anticipates that enrollment will be complete in early 2006.

          Pharmion expects a final decision from the European Medicines Evaluation Agency (EMEA) regarding the marketing authorization for Vidaza before the end of the year.  Based upon its interactions with the EMEA, the Company now believes that it will likely be required to submit data from its ongoing survival study in order to achieve approval of its marketing application for Vidaza in the European Union (E.U.).  While Pharmion continues to conduct an active dialogue with the EMEA regarding its current marketing authorization application, the Company is exploring various options concerning its path to European approval of Vidaza.  In particular, the Company is considering the possibility of submitting data from an interim analysis of the survival study, which Pharmion anticipates could occur as early as mid-2006.  Pharmion intends to initiate named patient and compassionate use sales of Vidaza in the E.U. until the time its marketing authorization is approved.

          In addition to the survival study, during the third quarter, Pharmion continued to advance its 2005 clinical development plan for Vidaza, which includes over 25 Company- and investigator-sponsored clinical studies examining the use of Vidaza in the treatment of MDS, other hematological malignancies and solid tumors.  At September 30, 2005, nineteen investigator-initiated trials were under way and six additional trials are in the final stages of approval and should be open during the fourth quarter of this year.

          Based on the scientific advice procedure completed with the European regulatory authorities during the second quarter, Pharmion is initiating a four-arm, randomized study of thalidomide in approximately 500 patients with relapsed/refractory multiple myeloma in more than 80 sites in 22 European and rest of world countries.  The study will compare three daily doses of thalidomide to standard high-dose dexamethasone.  The primary endpoint of the study is time to progression, with targeted completion of this study by the end of 2007.  Pharmion expects to begin enrolling patients in its Phase III study of thalidomide within the next few months.

          Until Pharmion receives a marketing approval, it will continue to sell thalidomide on a named patient and compassionate use basis throughout Europe and several additional international markets.

          2005 Financial Outlook
          The Company has increased its earnings guidance for 2005 and now expects to report a range of $0.70 to $0.77 of earnings per share.  Based on current sales trends, the Company has revised its 2005 total sales guidance to a range of $218 to $226 million.  This includes expected Vidaza sales of $123 to $127 million, and thalidomide sales of $80 to $83 million.

          Pharmion will hold a conference call to discuss third quarter 2005 results later this afternoon, September 25, at 5:00 p.m. ET.  The conference call will be simultaneously Web cast on the Company’s Web site, and archived for future review.

          About Pharmion:
          Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets.  For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management.  Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S. for Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net sales	$56,805	$42,576	$164,798	$78,692
Operating expenses:
Cost of sales, including royalties	15,355	14,169	44,422	27,931
Clinical, development and regulatory	9,799	7,383	29,062	21,116
Selling, general and administrative	19,483	18,592	62,781	42,808
Product rights amortization	2,443	720	6,909	2,160
Total operating expenses	47,080	40,864	143,174	94,015
Operating income (loss)	9,725	1,712	21,624	(15,323)
Interest and other income, net	1,535	911	4,530	722
Income (loss) before taxes	11,260	2,623	26,154	(14,601)
Income tax expense	2,432	2,978	7,503	5,545
Net income (loss)	$8,828	$(355)	$18,651	$(20,146)
Net income (loss) per common share:
Basic	$0.28	$(0.01)	$0.59	$(0.75)
Diluted	$0.27	$(0.01)	$0.57	$(0.75)
Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic	31,844,331	30,381,691	31,823,939	26,688,333
Diluted	32,868,766	30,381,691	32,919,643	26,688,333

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2005	December 31, 2004

Cash and cash equivalents and short-term investments	$236,248	$245,543
Total assets	410,012	411,231
Total liabilities	46,152	59,278
Total Stockholders’ equity	363,860	351,953

SOURCE  Pharmion Corporation
          -0-                                                                                 10/25/2005
          /CONTACT:  Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
          /Web site:  http://www.pharmion.com /